Exhibit 23.3

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Award Plan and the Nonstatutory Inducement Stock Option Grant Notice and Stock Option Agreement of Calix, Inc. of our report dated February 25, 2016 (except Note 2, as to which the date is March 13, 2018), with respect to the consolidated financial statements of Calix, Inc. for the year ended December 31, 2015 included in its Annual Report (Form 10-K) for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 13, 2018